Exhibit 99.1      Press release dated April 18, 2006

Press Release
                     CAPITAL ALLIANCE INCOME TRUST ANNOUNCES
                  YEAR END 2005 AND FOURTH QUARTER 2005 RESULTS

SAN FRANCISCO - (BUSINESS WIRE) - April 18, 2006 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX:CAA-News) a residential mortgage REIT, announced net losses of $199,104 ($0.50 basic and diluted per share) for the three months ended December 31, 2005 and $307,308 ($1.13 basic and diluted per share) for the twelve months ended December 31, 2005, as compared to net income of $96,214 ($0.02 basic and diluted) and $669,871 ($0.80 basic and $0.69 diluted), respectively, for the like periods in 2004. Revenues were reported as $822,579 for the three months ending December 31, 2005 and $3,797,885 for the twelve month period ending December 31, 2005, as compared to $1,036,460 and $3,903,488 for like periods in 2004.

Thomas Swartz, CAIT's Chairman and Chief Executive Officer explained that CAIT's reduced revenues and earnings in the fourth quarter were due to a number of factors which included the tightening of interest rate spreads due to lower rates on new mortgage loans and increased short term borrowing costs, reduced service release premiums from lower secondary mortgage market sales and impairment and disposal costs to Capital Alliance Funding Corporation ("CAFC"), CAIT's taxable mortgage banking subsidiary.

On March 31, 2005 CAIT announced the discontinuance of its mortgage banking activities. The 2005 10-KSB identifies CAFC as an asset held for disposal within the meaning of Financial Accounting Standard No. 144 "Accounting of the Impairment or Disposal of Long -Lived Assets". CAIT's management expects the aforementioned disposal to be completed during the second quarter of 2006. CAFC's mortgage inventory will be sold into the secondary market. Any unsold loans will be transferred to CAIT or sold to an affiliated company at their fair market value. During the 4th quarter of 2005, CAFC recognized $125,000 of impairment and disposal costs.

CAIT requested an extension to file Form 10-KSB until April 17, 2006, due to the additional time required to reclassify and report CAFC as an asset held for disposal. Previously, CAFC was reported as an asset held for sale. Management currently expects the Form 10-KSB to be filed on or before April 21, 2006.

CAIT is a specialty residential lender, which invests in conforming and high yielding, non-conforming residential mortgage loans on one-to-four unit residential properties located primarily in California. Only residential loans with a combined loan-to-value of 75% or less are originated for CAIT's mortgage investment portfolio. Due to the disposal of CAFC, unsold mortgages with a loan-to-value greater than 75% may be transferred to CAIT.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties.

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CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact:      Capital Alliance income Trust Ltd., San Francisco
              Thomas B. Swartz, Chairman and CEO - 415-288-9575 www.calliance.com